Exhibit 99.1

Mercantile Bank Corporation Announces Strong Fourth Quarter and

Full Year 2020 Results

Substantial increase in mortgage banking income and sustained strength in asset quality metrics highlight 2020

GRAND RAPIDS, Mich., January 19, 2021 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $14.1 million, or $0.87 per diluted share, for the fourth quarter of 2020, compared with net income of $13.3 million, or $0.81 per diluted share, for the respective prior-year period. For the full year 2020, Mercantile reported net income of $44.1 million, or $2.71 per diluted share, compared with net income of $49.5 million, or $3.01 per diluted share, for the full year 2019.

“We are very pleased to report another year of strong financial performance, especially when considering the unprecedented operating environment posed by the ongoing COVID-19 pandemic,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “The strategic initiatives we implemented to address the challenges stemming from the pandemic have proven to be effective, and we continue to monitor economic conditions to ensure potential future risks are appropriately managed. The remarkable efforts of the entire Mercantile team enabled us to continue to effectively assist and support our clients with their banking needs during this period of uncertainty.”

Full year highlights include:

●	Solid capital position
●	Continued strong asset quality metrics
●	Paycheck Protection Program loan fundings of approximately $555 million
●	Sustained strength in commercial loan and residential mortgage loan pipelines
●	Significant increase in mortgage banking income and growth in certain other key fee income categories
●	Robust local deposit growth
●	Controlled overhead costs
●	Opened new mortgage lending centers in Midland, Michigan and Cincinnati, Ohio
●	Announced first quarter 2021 regular cash dividend of $0.29 per common share, an increase of 3.6 percent from the regular cash dividend paid during the fourth quarter of 2020

Write-downs of former branch facilities decreased net income during the fourth quarter of 2020 by approximately $1.1 million, or $0.06 per diluted share, and net gains and losses on sales and write-downs of former branch facilities decreased net income during the fourth quarter of 2019 by approximately $0.3 million, or $0.02 per diluted share. Excluding the impacts of these transactions, diluted earnings per share increased $0.10, or 12.0 percent, during the fourth quarter of 2020 compared to the respective 2019 period.

A combination of a gain on sale and write-downs of former branch facilities decreased net income during 2020 by approximately $1.1 million, or $0.07 per diluted share. Bank owned life insurance claims and the net impact of gains and losses on sales and write-downs of former branch facilities increased net income during 2019 by approximately $2.7 million, or $0.16 per diluted share. Excluding the impacts of these transactions, diluted earnings per share decreased $0.07, or 2.5 percent, during 2020 compared to 2019.

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $46.2 million during the fourth quarter of 2020, up $7.7 million, or 20.0 percent, from the prior-year fourth quarter. Net interest income during the fourth quarter of 2020 was $31.8 million, up $0.7 million, or 2.2 percent, from the fourth quarter of 2019, reflecting the positive impact of earning asset growth, which more than offset a decreased net interest margin. Noninterest income totaled $14.3 million during the fourth quarter of 2020, up $7.0 million from the respective 2019 period, mainly due to increased mortgage banking income. Total revenue was $167 million during the full year 2020, up $15.9 million, or 10.5 percent, from 2019. Net interest income was $122 million in 2020, down $2.3 million, or 1.8 percent, from the prior year, depicting a reduced net interest margin, which more than offset the positive impact of earning asset growth. Noninterest income totaled $45.2 million during 2020, up $18.2 million from 2019, mainly due to a higher level of mortgage banking income.

The net interest margin was 3.00 percent in the fourth quarter of 2020, compared to 3.63 percent in the fourth quarter of 2019. The yield on average earning assets was 3.55 percent during the fourth quarter of 2020, down from 4.61 percent during the prior-year fourth quarter, mainly due to a decreased yield on commercial loans, which equaled 4.41 percent in the current-year fourth quarter compared to 5.12 percent in the respective 2019 period. The decreased yield on commercial loans primarily reflected reduced interest rates on variable-rate commercial loans resulting from the Federal Open Market Committee significantly lowering the targeted federal funds rate by a total of 175 basis points during the fourth quarter of 2019 and first three months of 2020. A significant volume of excess on-balance sheet liquidity consisting of low-yielding deposits with the Federal Reserve Bank of Chicago and a correspondent bank negatively impacted the yield on average earning assets during the fourth quarter of 2020. The excess funds are mainly a product of federal government stimulus programs as well as lower business and consumer investing and spending. Lower yields on interest-earning deposits and securities, reflecting the decreasing interest rate environment, also contributed to the reduced yield on average earning assets.

The cost of funds declined from 0.98 percent during the fourth quarter of 2019 to 0.55 percent during the current-year fourth quarter, primarily due to lower rates paid on local deposit accounts and borrowings, reflecting the declining interest rate environment. A change in funding mix, consisting of an increase in lower-costing non-time deposits as a percentage of total funding sources, also contributed to the decrease in the cost of funds.

The net interest margin was 3.15 percent in 2020, compared to 3.75 percent in 2019. The yield on average earning assets was 3.82 percent during 2020, down from 4.77 percent during 2019, primarily due to a decreased yield on commercial loans, which equaled 4.35 percent in 2020 compared to 5.21 percent in 2019. The decreased yield on commercial loans mainly reflected reduced interest rates on variable-rate commercial loans resulting from the Federal Open Market Committee significantly lowering the targeted federal funds rate by a total of 225 basis points during the last six months of 2019 and the first three months of 2020. A substantial volume of excess on-balance sheet liquidity consisting of low-yielding deposits with the Federal Reserve Bank of Chicago and a correspondent bank negatively impacted the yield on average earning assets during 2020. The excess funds are primarily a product of federal government stimulus programs as well as lower business and consumer investing and spending. A lower yield on interest-earning deposits, reflecting the decreasing interest rate environment, also contributed to the reduced yield on average earning assets. Accelerated discount accretion on called U.S. Government agency bonds totaling $3.0 million was recorded as interest income during 2020. The accelerated discount accretion positively impacted the net interest margin during 2020 by eight basis points.

The cost of funds equaled 0.67 percent during 2020, down from 1.02 percent during 2019, mainly due to reduced rates paid on local deposit accounts and borrowings, reflecting the declining interest rate environment. A change in funding mix, consisting of an increase in lower-costing non-time deposits as a percentage of total funding sources, also contributed to the decrease in the cost of funds.

Mercantile recorded provision expense of $2.5 million during the fourth quarter of 2020, compared to negative $0.7 million during the fourth quarter of 2019.  During 2020 and 2019, Mercantile recorded provision expense of $14.1 million and $1.8 million, respectively.  Approximately 80 percent of the provision expense recorded during 2020 is reflective of increased allocations associated with qualitative factors, namely economic conditions, loan review and value of underlying collateral dependent commercial loans, as well as the creation of a COVID-19 pandemic environmental factor.  The COVID-19 pandemic environmental factor, developed during the second quarter, is designed to address the unique challenges and economic uncertainty resulting from the pandemic and its potential impact on the collectability of the loan portfolio.  The provision expense recorded during the fourth quarter of 2020 was fully reflective of increased allocations associated with qualitative factors.  The provision expense recorded during 2020 also reflected the downgrading of certain non-impaired commercial loan relationships, most of which occurred during the third quarter.  The negative provision expense during the prior-year fourth quarter mainly reflected certain commercial loan paydowns and net loan recoveries being recorded during the period.  The provision expense recorded during 2019 primarily reflected ongoing net loan growth.

Noninterest income during the fourth quarter of 2020 was $14.3 million, compared to $7.3 million during the prior-year fourth quarter. Noninterest income during the fourth quarter of 2019 included a $0.3 million gain on the sale of a former branch facility. Excluding the aforementioned transaction, noninterest income increased $7.3 million, or approximately 103 percent, during the fourth quarter of 2020 compared to the respective 2019 period.  Noninterest income during 2020 was $45.2 million, compared to $27.0 million during 2019.  Noninterest income during 2019 included bank owned life insurance claims totaling $2.6 million and gains on the sales of former branch facilities totaling $0.8 million. Excluding these transactions, noninterest income increased $21.7 million, or 92.1 percent, during 2020 compared to 2019.  The improved level of noninterest income in both 2020 periods primarily resulted from increased mortgage banking income stemming from a sizeable upturn in refinance activity spurred by a decrease in residential mortgage loan interest rates, an increase in purchase activity, and the continuing success of strategic initiatives that were implemented to gain market share. Fee income generated from an interest rate swap program that was implemented during the fourth quarter of 2020 and growth in credit and debit card income also contributed to the improved noninterest income during both 2020 periods. The interest rate swap program provides certain commercial borrowers with a longer-term fixed-rate option and assists Mercantile in managing associated longer-term interest rate risk. In addition, increased payroll processing fees contributed to the higher level of noninterest income during the full year 2020 period.

Noninterest expense totaled $25.9 million during the fourth quarter of 2020, compared to $23.3 million during the fourth quarter of 2019. Noninterest expense totaled $98.5 million during 2020, compared to $89.3 million during 2019. Overhead costs during the fourth quarter of 2020 and full year 2020 included write-downs of former branch facilities totaling $1.4 million, while overhead costs during the prior-year fourth quarter and full year 2019 included a loss on the sale of a former branch facility of $0.5 million and a write-down of a former branch facility of $0.1 million. Excluding these transactions, noninterest expense increased $1.8 million, or 8.1 percent, during the fourth quarter of 2020 compared to the respective 2019 period, and $8.5 million, or 9.6 percent, during 2020 compared to 2019. The higher level of expense in both 2020 periods primarily resulted from increased compensation costs, mainly reflecting higher residential mortgage lender commissions and related incentives, annual employee merit pay increases, and an increased bonus accrual. The higher level of commissions and associated incentives primarily depicted the significant increase in residential mortgage loan originations during the fourth quarter of 2020 and full year 2020, which were up nearly 98 percent and 135 percent compared to the respective 2019 periods. Occupancy and equipment and furniture costs were up $1.7 million on a combined basis during 2020 compared to 2019, mainly reflecting increased depreciation expense associated with an expansion of Mercantile’s main office that was completed during the latter part of 2019. Federal Deposit Insurance Corporation insurance premiums increased $0.4 million in the fourth quarter of 2020 compared to the fourth quarter of 2019, and $0.9 million in 2020 compared to 2019, mainly as a result of deposit insurance assessment credits being applied against regular assessments during the last three quarters of 2019.

Mr. Kaminski commented, “The record-breaking level of mortgage banking income during 2020 reflects strong residential mortgage loan production and the ongoing success of our strategic initiatives that were designed to boost market share and increase revenue. We remain focused on positioning ourselves to produce solid mortgage banking income in future periods, as evidenced by the opening of mortgage lending centers in Midland, Michigan and Cincinnati, Ohio during 2020. We are also continually exploring options to enhance other noninterest income revenue streams, and are pleased with the growth in certain key fee income categories during 2020. We are committed to meeting growth objectives in a cost-conscious, efficient manner and continue to monitor our branch network and associated customer behaviors and preferences, which may have been altered as a result of the COVID-19 pandemic. As part of a branch network efficiency plan, we closed three branch facilities during the fourth quarter of 2020, which is expected to generate annual pre-tax savings of approximately $0.7 million.”

Balance Sheet

As of December 31, 2020, total assets were $4.44 billion, up $804 million, or 22.1 percent, from December 31, 2019. Total loans increased $360 million during 2020, primarily reflecting Paycheck Protection Program loan originations of $555 million during the second and third quarters. Paycheck Protection Program loans totaled approximately $365 million as of December 31, 2020, reflecting forgiveness payments received from the Small Business Administration during the fourth quarter. Commercial lines of credit remained relatively steady during the last six months of 2020 after having declined $109 million during the second quarter of 2020 largely due to the impacts of the COVID-19 pandemic environment and federal government stimulus programs. As of December 31, 2020, unfunded commitments on commercial construction and development loans totaled approximately $99 million, which are expected to be largely funded over the next 12 to 18 months. Interest-earning deposits increased $383 million during 2020, mainly resulting from growth in local deposits.

Ray Reitsma, President of Mercantile Bank of Michigan, noted, “Although economic conditions deteriorated as a result of the COVID-19 pandemic, our asset quality metrics remained strong throughout 2020. The sustained strength in our asset quality metrics reflects our unwavering commitment to sound underwriting, along with the relationships we have forged with solid companies that have strong management teams that are working diligently to enable the entities to successfully navigate through the challenges posed by the pandemic. Our past due loan and nonperforming asset levels remain low, and virtually all commercial and retail loan customers that were granted loan payment deferrals are now making full contractual loan payments.”

Mr. Reitsma added, “We were very successful in helping customers obtain funds under the Paycheck Protection Program, as depicted by the over 2,000 loans, totaling approximately $555 million, closed during 2020. The efforts of our team were recognized in the marketplace, providing us with many new loan and deposit relationship opportunities. Over the past few months, we have been focused on assisting loan recipients in the gathering and submitting of the required information to allow for the rendering of forgiveness determinations by the Small Business Administration. Although our team devoted a significant amount of time assisting customers in meeting pandemic-related challenges, we remained focused on identifying and attracting new client relationships and meeting the traditional needs of our existing customers. We are pleased with the ongoing strength of our commercial loan and residential mortgage loan pipelines.”

Excluding the impact of Paycheck Protection Program loan originations, commercial and industrial loans and owner-occupied commercial real estate loans together represented approximately 55 percent of total commercial loans as of December 31, 2020, a level that has remained relatively consistent and in line with internal expectations.

Total deposits at December 31, 2020, were $3.41 billion, up $721 million, or 26.8 percent, from December 31, 2019. Local deposits were up $808 million during 2020, while brokered deposits were down $86.5 million. The growth in local deposits mainly reflected federal government stimulus payments and reduced business and consumer investing and spending, along with Paycheck Protection Program loan proceeds being deposited into customers’ accounts at the time the loans were originated and remaining on deposit as of December 31, 2020. Wholesale funds were $441 million, or approximately 11 percent of total funds, as of December 31, 2020, compared to $487 million, or approximately 15 percent of total funds, as of December 31, 2019.

Asset Quality

Nonperforming assets at December 31, 2020, were $4.1 million, or 0.1 percent of total assets, compared to $2.7 million, or 0.1 percent of total assets, at December 31, 2019. During the fourth quarter of 2020, loan charge-offs totaled $0.3 million while recoveries of prior period loan charge-offs equaled $0.2 million, providing for net loan charge-offs of $0.1 million, or 0.01 percent of average total loans. During 2020, recoveries of prior period loan charge-offs totaling $0.9 million slightly exceeded loan charge-offs, providing for a nominal level of net loan recoveries.

Capital Position

Shareholders’ equity totaled $442 million as of December 31, 2020, an increase of $25.0 million from year-end 2019. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 13.5 percent as of December 31, 2020, compared to 13.0 percent at December 31, 2019. At December 31, 2020, the Bank had approximately $118 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,330,476 total shares outstanding at December 31, 2020.

As part of a $20 million common stock repurchase program announced in May 2019, Mercantile repurchased approximately 222,000 shares for $6.3 million, or a weighted average all-in cost per share of $28.25, during the first quarter of 2020. After electing to temporarily cease stock repurchases in March 2020 to preserve capital for lending and other purposes while management assessed the potential impacts of the COVID-19 pandemic, Mercantile reinstated the buyback program during the fourth quarter of 2020; fourth quarter repurchases totaled about 14,000 shares for $0.3 million, or a weighted average all-in cost per share of $22.05.

Mr. Kaminski concluded, “We are focused on positioning our company to remain a consistent high performer that provides steady and profitable growth and an attractive return to our investors. Our strong operating performance during 2020 enabled us to continue the cash dividend program and provide our shareholders with a cash return on their investments in spite of the challenges presented by the COVID-19 pandemic and associated weakened economic conditions. We were pleased to announce earlier today that our Board of Directors declared an increased first quarter 2021 regular cash dividend. We are passionate about our Environmental, Social, and Governance initiatives and the opportunities that exist in that space going forward. During 2020, we established new Diversity, Equity, and Inclusion initiatives in light of the racial justice discussions taking place in our country and communities, including ongoing conversations among our staff members, and we look forward to continuing our social awareness efforts in future periods. We are excited about Mercantile’s future and believe we are positioned to produce solid operating results in 2021.”

Investor Presentation

Mercantile has prepared presentation materials (the “Conference Call & Webcast Presentation”) that management intends to use during its previously announced fourth quarter 2020 conference call on Tuesday, January 19, 2021, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the Company’s operations and performance. The Investor Presentation also contains more detailed information relating to Mercantile’s COVID-19 pandemic response plan. These materials have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release, and are also available on Mercantile’s website at www.mercbank.com.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $4.4 billion and operates 44 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such comments are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; our participation in the Paycheck Protection Program administered by the Small Business Administration; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies, including the significant disruption to financial market and other economic activity caused by the outbreak of COVID-19; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President and CEO	Executive Vice President and CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation
Fourth Quarter 2020 Results

MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	DECEMBER 31,	DECEMBER 31,	DECEMBER 31,
	2020	2019	2018
ASSETS
Cash and due from banks	$62,832,000	$53,262,000	$64,872,000
Interest-earning deposits	563,174,000	180,469,000	10,482,000
Total cash and cash equivalents	626,006,000	233,731,000	75,354,000

Securities available for sale	387,347,000	334,655,000	337,366,000
Federal Home Loan Bank stock	18,002,000	18,002,000	16,022,000

Loans	3,216,358,000	2,856,667,000	2,753,085,000
Allowance for loan losses	(37,967,000)	(23,889,000)	(22,380,000)
Loans, net	3,178,391,000	2,832,778,000	2,730,705,000

Premises and equipment, net	58,959,000	57,327,000	48,321,000
Bank owned life insurance	72,131,000	70,297,000	69,647,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible, net	2,436,000	3,840,000	5,561,000
Other assets	44,599,000	32,812,000	31,458,000

Total assets	$4,437,344,000	$3,632,915,000	$3,363,907,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,433,403,000	$924,916,000	$889,784,000
Interest-bearing	1,978,150,000	1,765,468,000	1,573,924,000
Total deposits	3,411,553,000	2,690,384,000	2,463,708,000

Securities sold under agreements to repurchase	118,365,000	102,675,000	103,519,000
Federal Home Loan Bank advances	394,000,000	354,000,000	350,000,000
Subordinated debentures	47,563,000	46,881,000	46,199,000
Accrued interest and other liabilities	24,309,000	22,414,000	25,232,000
Total liabilities	3,995,790,000	3,216,354,000	2,988,658,000

SHAREHOLDERS' EQUITY
Common stock	302,029,000	305,035,000	308,005,000
Retained earnings	134,039,000	107,831,000	75,483,000
Accumulated other comprehensive income/(loss)	5,486,000	3,695,000	(8,239,000)
Total shareholders' equity	441,554,000	416,561,000	375,249,000

Total liabilities and shareholders' equity	$4,437,344,000	$3,632,915,000	$3,363,907,000

Mercantile Bank Corporation
Fourth Quarter 2020 Results

MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	TWELVE MONTHS ENDED	TWELVE MONTHS ENDED
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
INTEREST INCOME
Loans, including fees	$35,971,000	$36,257,000	$137,399,000	$145,816,000
Investment securities	1,484,000	2,563,000	10,038,000	10,150,000
Other interest-earning assets	165,000	744,000	876,000	2,371,000
Total interest income	37,620,000	39,564,000	148,313,000	158,337,000

INTEREST EXPENSE
Deposits	3,176,000	5,358,000	14,984,000	21,264,000
Short-term borrowings	41,000	51,000	173,000	295,000
Federal Home Loan Bank advances	2,072,000	2,226,000	8,571,000	8,977,000
Other borrowed money	482,000	761,000	2,339,000	3,267,000
Total interest expense	5,771,000	8,396,000	26,067,000	33,803,000

Net interest income	31,849,000	31,168,000	122,246,000	124,534,000

Provision for loan losses	2,500,000	(700,000)	14,050,000	1,750,000

Net interest income after provision for loan losses	29,349,000	31,868,000	108,196,000	122,784,000

NONINTEREST INCOME
Service charges on accounts	1,177,000	1,178,000	4,578,000	4,584,000
Mortgage banking income	9,600,000	3,194,000	29,346,000	8,485,000
Credit and debit card income	1,602,000	1,528,000	5,973,000	5,925,000
Payroll services	399,000	399,000	1,745,000	1,626,000
Earnings on bank owned life insurance	281,000	319,000	1,214,000	3,886,000
Interest rate swap income	932,000	0	932,000	0
Other income	342,000	694,000	1,384,000	2,450,000
Total noninterest income	14,333,000	7,312,000	45,172,000	26,956,000

NONINTEREST EXPENSE
Salaries and benefits	15,411,000	13,851,000	59,799,000	53,833,000
Occupancy	2,006,000	1,972,000	7,950,000	7,061,000
Furniture and equipment	850,000	698,000	3,350,000	2,583,000
Data processing costs	2,647,000	2,381,000	10,440,000	9,235,000
Other expense	5,027,000	4,433,000	16,981,000	16,568,000
Total noninterest expense	25,941,000	23,335,000	98,520,000	89,280,000

Income before federal income tax expense	17,741,000	15,845,000	54,848,000	60,460,000

Federal income tax expense	3,659,000	2,528,000	10,710,000	11,004,000

Net Income	$14,082,000	$13,317,000	$44,138,000	$49,456,000

Basic earnings per share	$0.87	$0.81	$2.71	$3.01
Diluted earnings per share	$0.87	$0.81	$2.71	$3.01

Average basic shares outstanding	16,279,052	16,373,458	16,268,689	16,405,159
Average diluted shares outstanding	16,279,243	16,375,740	16,269,319	16,409,135

Mercantile Bank Corporation
Fourth Quarter 2020 Results

MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2020	2020	2020	2020	2019
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2020	2019
EARNINGS
Net interest income	$31,849	29,509	30,571	30,317	31,168	122,246	124,534
Provision for loan losses	$2,500	3,200	7,600	750	(700)	14,050	1,750
Noninterest income	$14,333	13,307	10,984	6,550	7,312	45,172	26,956
Noninterest expense	$25,941	26,423	23,216	22,940	23,335	98,520	89,280
Net income before federal income tax expense	$17,741	13,193	10,739	13,177	15,845	54,848	60,460
Net income	$14,082	10,686	8,698	10,673	13,317	44,138	49,456
Basic earnings per share	$0.87	0.66	0.54	0.65	0.81	2.71	3.01
Diluted earnings per share	$0.87	0.66	0.54	0.65	0.81	2.71	3.01
Average basic shares outstanding	16,279,052	16,233,196	16,212,500	16,350,281	16,373,458	16,268,689	16,405,159
Average diluted shares outstanding	16,279,243	16,233,666	16,213,264	16,351,559	16,375,740	16,269,319	16,409,135

PERFORMANCE RATIOS
Return on average assets	1.25%	0.98%	0.85%	1.19%	1.45%	1.07%	1.39%
Return on average equity	12.75%	9.86%	8.26%	10.20%	12.87%	10.32%	12.52%
Net interest margin (fully tax-equivalent)	3.00%	2.86%	3.17%	3.63%	3.63%	3.15%	3.75%
Efficiency ratio	56.17%	61.71%	55.87%	62.22%	60.64%	58.85%	58.93%
Full-time equivalent employees	621	618	637	626	619	621	619

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.34%	4.03%	4.18%	4.69%	5.01%	4.31%	5.11%
Yield on securities	1.69%	2.26%	3.37%	4.73%	2.90%	3.00%	2.89%
Yield on other interest-earning assets	0.12%	0.12%	0.15%	1.22%	1.65%	0.25%	2.07%
Yield on total earning assets	3.55%	3.45%	3.85%	4.54%	4.61%	3.82%	4.77%
Yield on total assets	3.35%	3.25%	3.62%	4.23%	4.31%	3.59%	4.45%
Cost of deposits	0.37%	0.41%	0.48%	0.70%	0.79%	0.48%	0.81%
Cost of borrowed funds	1.75%	1.78%	1.91%	2.31%	2.36%	1.93%	2.39%
Cost of interest-bearing liabilities	0.91%	0.99%	1.11%	1.36%	1.47%	1.09%	1.50%
Cost of funds (total earning assets)	0.55%	0.59%	0.68%	0.91%	0.98%	0.67%	1.02%
Cost of funds (total assets)	0.51%	0.56%	0.64%	0.85%	0.91%	0.63%	0.95%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$158	332	169	285	316	944	1,423
Trust preferred - increase interest expense	$171	171	171	171	171	684	684
Core deposit intangible - increase overhead	$318	318	371	397	397	1,404	1,721

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$218,904	237,195	275,486	132,859	110,611	864,444	368,600
Purchase mortgage loans originated	$99,490	93,068	58,015	46,538	49,407	297,111	183,123
Refinance mortgage loans originated	$119,414	144,127	217,471	86,321	61,204	567,333	185,477
Mortgage loans originated to sell	$159,942	191,318	225,665	95,327	81,590	672,252	257,378
Net gain on sale of mortgage loans	$9,476	10,199	7,760	2,086	3,062	29,521	8,065

CAPITAL
Tangible equity to tangible assets	8.89%	8.69%	8.74%	10.14%	10.15%	8.89%	10.15%
Tier 1 leverage capital ratio	9.77%	9.80%	10.21%	11.47%	11.28%	9.77%	11.28%
Common equity risk-based capital ratio	11.34%	11.37%	11.34%	10.92%	11.00%	11.34%	11.00%
Tier 1 risk-based capital ratio	12.68%	12.74%	12.74%	12.28%	12.36%	12.68%	12.36%
Total risk-based capital ratio	13.80%	13.82%	13.73%	13.03%	13.09%	13.80%	13.09%
Tier 1 capital	$430,146	420,225	412,526	406,445	405,148	430,146	405,148
Tier 1 plus tier 2 capital	$468,113	455,797	444,772	431,273	429,038	468,113	429,038
Total risk-weighted assets	$3,391,563	3,298,047	3,238,444	3,309,336	3,276,754	3,391,563	3,276,754
Book value per common share	$27.04	26.59	26.20	25.82	25.36	27.04	25.36
Tangible book value per common share	$23.86	23.37	22.96	22.55	22.12	23.86	22.12
Cash dividend per common share	$0.28	0.28	0.28	0.28	0.27	1.12	1.06

ASSET QUALITY
Gross loan charge-offs	$340	124	335	40	112	839	883
Recoveries	$234	250	153	229	287	866	642
Net loan charge-offs (recoveries)	$106	(126)	182	(189)	(175)	(27)	241
Net loan charge-offs to average loans	0.01%	(0.02%)	0.02%	(0.03%)	(0.02%)	(0.01%)	0.01%
Allowance for loan losses	$37,967	35,572	32,246	24,828	23,889	37,967	23,889
Allowance to loans	1.18%	1.06%	0.97%	0.86%	0.84%	1.18%	0.84%

Allowance to loans excluding PPP loans	1.33%	1.27%	1.16%	0.86%	0.84%	1.33%	0.84%
Nonperforming loans	$3,384	4,141	3,212	3,469	2,284	3,384	2,284
Other real estate/repossessed assets	$701	512	198	271	452	701	452
Nonperforming loans to total loans	0.11%	0.12%	0.10%	0.12%	0.08%	0.11%	0.08%
Nonperforming assets to total assets	0.09%	0.11%	0.08%	0.10%	0.08%	0.09%	0.08%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$35	36	36	37	34	35	34
Construction	$0	198	198	283	0	0	0
Owner occupied / rental	$2,607	2,597	2,750	2,922	2,364	2,607	2,364
Commercial real estate:
Land development	$0	0	0	43	0	0	0
Construction	$0	0	0	0	0	0	0
Owner occupied	$1,232	1,576	275	287	326	1,232	326
Non-owner occupied	$22	23	25	0	0	22	0
Non-real estate:
Commercial assets	$172	198	98	156	0	172	0
Consumer assets	$17	25	28	12	12	17	12
Total nonperforming assets	4,085	4,653	3,410	3,740	2,736	4,085	2,736

NONPERFORMING ASSETS - RECON
Beginning balance	$4,653	3,410	3,740	2,736	2,887	2,736	4,952
Additions	$972	1,615	220	1,344	30	4,151	934
Other activity	$0	0	0	(31)	135	(31)	226
Return to performing status	$0	(72)	(26)	(7)	0	(105)	(126)
Principal payments	$(1,064)	(249)	(278)	(110)	(232)	(1,701)	(2,140)
Sale proceeds	$(245)	0	(49)	(192)	(36)	(486)	(792)
Loan charge-offs	$(231)	(51)	(173)	0	(48)	(455)	(289)
Valuation write-downs	$0	0	(24)	0	0	(24)	(29)
Ending balance	$4,085	4,653	3,410	3,740	2,736	4,085	2,736

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,145,423	1,321,419	1,307,456	873,679	846,551	1,145,423	846,551
Land development & construction	$55,055	50,941	52,984	62,908	56,118	55,055	56,118
Owner occupied comm'l R/E	$529,953	549,364	567,621	579,229	579,004	529,953	579,004
Non-owner occupied comm'l R/E	$917,436	878,897	841,145	823,366	835,345	917,436	835,345
Multi-family & residential rental	$146,095	137,740	132,047	133,148	124,526	146,095	124,526
Total commercial	$2,793,962	2,938,361	2,901,253	2,472,330	2,441,544	2,793,962	2,441,544
Retail:
1-4 family mortgages	$360,776	348,460	367,060	356,338	339,749	360,776	339,749
Home equity & other consumer	$61,620	63,723	64,743	72,875	75,374	61,620	75,374
Total retail	$422,396	412,183	431,803	429,213	415,123	422,396	415,123
Total loans	$3,216,358	3,350,544	3,333,056	2,901,543	2,856,667	3,216,358	2,856,667

END OF PERIOD BALANCES
Loans	$3,216,358	3,350,544	3,333,056	2,901,543	2,856,667	3,216,358	2,856,667
Securities	$405,349	330,426	325,663	330,149	352,657	405,349	352,657
Other interest-earning assets	$563,174	495,308	386,711	186,938	180,469	563,174	180,469
Total earning assets (before allowance)	$4,184,881	4,176,278	4,045,430	3,418,630	3,389,793	4,184,881	3,389,793
Total assets	$4,437,344	4,420,610	4,314,379	3,657,387	3,632,915	4,437,344	3,632,915
Noninterest-bearing deposits	$1,433,403	1,449,879	1,445,620	956,290	924,916	1,433,403	924,916
Interest-bearing deposits	$1,978,150	1,922,155	1,816,660	1,689,126	1,765,468	1,978,150	1,765,468
Total deposits	$3,411,553	3,372,034	3,262,280	2,645,416	2,690,384	3,411,553	2,690,384
Total borrowed funds	$562,360	600,892	611,298	576,996	506,301	562,360	506,301
Total interest-bearing liabilities	$2,540,510	2,523,047	2,427,958	2,266,122	2,271,769	2,540,510	2,271,769
Shareholders' equity	$441,554	431,900	425,221	418,389	416,561	441,554	416,561

AVERAGE BALANCES
Loans	$3,288,845	3,315,741	3,294,883	2,861,047	2,871,674	3,190,742	2,853,021
Securities	$365,631	327,668	333,843	344,906	362,347	343,032	359,512
Other interest-earning assets	$559,593	457,598	251,833	153,638	176,034	356,501	114,527
Total earning assets (before allowance)	$4,214,069	4,101,007	3,880,559	3,359,591	3,410,055	3,890,275	3,327,060
Total assets	$4,459,370	4,346,624	4,119,573	3,602,784	3,650,087	4,133,568	3,561,645
Noninterest-bearing deposits	$1,478,616	1,454,887	1,304,986	923,827	948,602	1,291,542	902,180
Interest-bearing deposits	$1,936,069	1,863,302	1,767,985	1,724,030	1,759,377	1,823,266	1,722,535
Total deposits	$3,414,685	3,318,189	3,072,971	2,647,957	2,707,979	3,114,808	2,624,715
Total borrowed funds	$588,100	583,994	607,074	517,961	509,932	574,347	525,745
Total interest-bearing liabilities	$2,524,169	2,447,296	2,375,059	2,241,991	2,269,309	2,397,613	2,248,280
Shareholders' equity	$438,171	429,865	422,230	419,612	410,593	427,505	394,913